UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 25, 2005

FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)

Puerto Rico	001-14793	66-0561882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip code)

(787) 729-8200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On October 25, 2005, the Compensation Committee of First BanCorp’s (the “Corporation”) Board of Directors recommended that the Board of Directors revise the compensation of certain executives in light of their new positions. In addition, the Compensation Committee submitted its recommendation relating to the compensation of certain other executives in connection with changes in their responsibilities. Accordingly, on October 25, 2005, the Board of Directors increased the base salary of Mr. Luis M. Beauchamp, President and Chief Executive Officer, to $1,000,000, and the base salary of Mr. Aurelio Aleman, Chief Operating Officer and Senior Executive Vice President, to $750,000.
In connection with the appointment on October 25, 2005 of Luis M. Cabrera, previously Senior Vice President of Treasury and Investments, as Chief Investment Officer and Executive Vice President in charge of the Corporation’s treasury and investment functions, the Board of Directors increased Mr. Cabrera’s base salary to $480,000. Mr. Cabrera continues to serve as the Corporation’s Interim Chief Financial Officer until a candidate is identified to occupy that position permanently.
In connection with the appointment on October 25, 2005 of Mr. Randolfo Rivera, previously Commercial Banking Executive Vice President, as Wholesale Banking Executive Vice President in charge of the Corporate, Commercial and Construction Lending operations of the Corporation, the Board increased Mr. Rivera’s base salary to $550,000 and extended Mr. Rivera’s current employment contract from three to four years. This term is similar to contracts with some of the Executive Vice Presidents of the Corporation.
In connection with the appointment on October 25, 2005 of Mr. Emilio Martino, previously Credit Risk Senior Vice President, as Chief Credit Officer and Executive Vice President in charge of the Corporation’s credit management functions, the Board increased Mr. Martino’s base salary to $250,000.
Finally, on October 25, 2005, Mr. Cassan Pancham, previously Eastern Caribbean Region First Senior Vice President, was promoted to Executive Vice President.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2005	FIRST BANCORP
	By:	/s/ Luis M. Cabrera
		Name:	Luis M. Cabrera
		Title:	Interim Chief Financial Officer

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